Exhibit 1

THIS AGREEMENT dated the 23rd day of April 2005 is made

BETWEEN

(1)	China Internet Technology Company Limited, a company incorporated in the British Virgin Islands having its registered office at Trident Chambers, P.O. Box. 146, Tortola, British Virgin Islands (“Vendor”);

(2)	Beijing Holdings Limited, a company incorporated in Hong Kong having its registered office at 34th Floor, West Tower, Shun Tak Centre, Hong Kong (“Purchaser”)

WHEREAS

(A)	Tramford International Limited (“Tramford”) is a company incorporated in the British Virgin Islands with registered number 161076 having its registered office at P.O. Box 71, Craigmuir Chambers, Road Town, Tortola, British Virgin Islands.

(B)	The Vendor is the beneficial owner of 1,186,441 common stocks in Tramford (“Sale Shares”) and has agreed with the Purchaser for the sale of the Sale Shares to the Purchaser in the manner and on the terms hereinafter follow.

NOW IT IS HEREBY AGREED as follows:

1.	Interpretation

1.1	In this Agreement (including the Recitals hereto), unless the context otherwise requires or permits:

“Completion” means the completion of the sale and purchase of the Sale Shares under this Agreement;

“Completion Date” means 23rd April 2005, being the date on which Completion shall take place;

“Encumbrance” means any claims, mortgage, charge, pledge, lien (otherwise than arising by statute or operation of law), hypothecation or other encumbrance over or in any property, assets or rights of whatsoever nature or interest or any agreement for any of the same;

“RMB” means Renminbi, the lawful currency of the People’s Republic of China for the time being;

“Sale Price” means the sum of RMB1,300,000.00;

“this Agreement” means this agreement as originally executed or as it may be amended from time to time;

1.2	In this Agreement, unless the context otherwise requires:

(1)	references to Clauses are to the clauses of this Agreement;

(2)	references to the singular shall include the plural and vice versa; and

(3)	words importing a gender include every gender and references to a person shall include an individual, firm, body corporate or unincorporate.

1.3	The clause headings in this Agreement are inserted for convenience of reference only and shall not affect the construction of this Agreement.

2.	Sale and Purchase

2.1	Subject to and upon the terms and conditions of this Agreement, the Vendor shall as beneficial owner sell and the Purchaser shall purchase or procure the purchase of the Sale Shares free from all Encumbrances and together with all rights now or hereafter attaching thereto including the right to all dividends paid, declared or made in respect thereof after the Completion Date.

3.	Consideration

3.1	The consideration payable to the Vendor for the sale and purchase of the Sale Shares shall be the amount of the Sale Price which shall be paid by the Purchaser immediately upon the Completion.

3.2	The Sale Price shall be paid by the Purchaser into a bank account (as the case may be) nominated by the Vendor in writing.

4.	Completion

4.1	Completion shall take place at 11:00 a.m. on the Completion Date at the Hong Kong office of the Purchaser or such other place as the parties hereto shall agree in writing.

4.2	At Completion, the Vendor shall deliver or cause to be delivered to the Purchaser duly executed instrument of transfer in respect of the Sale Shares in favour of the Purchaser accompanied by the relevant certificates for the Sale Shares.

4.3	At Completion, against the delivery by the Vendor of the documents set out in Clause 4.2, the Purchaser shall produce its irrevocable transfer instruction sent to its paying bankers for the Sale Price to the Vendor’s nominated bank account; and

4.4	In the event that either party shall fail to do anything required to be done by it under Clause 4.2 or 4.3, the party not in default may (without prejudice to any other right or remedy available to it) rescind this Agreement without liability on its part.

5.	Warranties and Undertakings

5.1	The Vendor hereby warrants and represents to the Purchaser that (i) it is the legal and beneficial owner of the Sale Shares; and (ii) the Sale Shares are free from all Encumbrances. Save for the foregoing, no other representation or warranty in respect of the Sale Shares is given by the Vendor, express or implied.

5.2	The Purchaser hereby warrants, represents and undertakes to the Vendor that (i) all regulatory approval to the sale and purchase of the Sale Shares have been obtained and are valid and in full force and (ii) the Purchaser shall be responsible for complying with all applicable disclosure or reporting requirements pertaining to the sale and purchase of the Sale Shares provided that the Vendor shall render all necessary assistance in such endeavour.

6.	Costs and Stamp Duty

6.1	Each party shall bear its own legal costs and other fees, costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement.

6.2	If either party shall breach any of its obligations under this Agreement, all costs and expenses incurred by the party not in default in protecting, preserving and enforcing its rights under this Agreement shall be borne by the defaulting party.

6.3	All stamp duty and transfer tax payable in connection with the sale and purchase of the Sale Shares shall be borne by the Purchaser and the Vendor in equal share.

7.	Notices

7.1	Any notice, claim, demand, court process, document or other communication (collectively “communication” in this Clause 7) to be given under this Agreement shall be in writing in the English language and may be left at or sent to the relevant party at the address or facsimile numbers (if any) set out below and marked to the attention of the person named below and/or such other address or facsimile numbers as may have been last notified in writing by such party specifically referring to this Agreement.

To the Vendor:

Address:	C/O 34th Floor, West Tower, Shun Tak Centre, Hong Kong

Facsimile no.:	852 2857 7513

Attention:	Mr. Michael Siu

To the Purchaser:

Address:	34th Floor, West Tower, Shun Tak Centre, Hong Kong

Facsimile no.:	852 2858 1544

Attention:	Mr. Zhao Chang Shan

7.2	Any communication so addressed to the relevant party shall be deemed to have been received within the time stated adjacent to the relevant means of despatch:

Means of despatch	Time of deemed receipt
Local mail/courier	24 hours after despatch
Facsimile	on despatch
Air courier	3 days after despatch
Airmail	5 days after despatch

7.3	A communication served in accordance with Clause 7.1 shall be deemed to have been sufficiently served and in proving service and/or receipt of a communication, it shall be sufficient to prove that such communication was, as the case may be, left at the addressee’s address or that the envelope containing such communication was properly addressed and posted or despatched to the addressee’s address or that the communication was properly transmitted by facsimile to the addressee. A communication served by facsimile shall be deemed properly despatched on receipt of a satisfactory transmission report printed out by the sending facsimile machine.

7.4	Nothing in this Clause 7 shall preclude the service of communication or the proof of such service by any mode permitted by law.

8.	Miscellaneous

8.1	Time shall in every respect be of the essence of this Agreement.

8.2	This Agreement shall be binding upon each party’s successors and assigns but none of the rights of the parties under this Agreement may be assigned or transferred without the consent of the other.

8.3	This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior understandings, transactions, communications, statements and agreements whether oral or written between the parties relating to the subject matter hereof.

8.4	This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all the counterparts shall together constitute one and the same agreement.

8.5	Any variation to this Agreement shall be binding only if it is recorded in a document signed by the parties herein.

9.	Governing Law and Jurisdiction

9.1	This Agreement shall be governed by and construed in all respects in accordance with the laws of Hong Kong. The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the Hong Kong courts.

     IN WITNESS whereof this Agreement has been duly executed by the parties on the date first above written.

The Vendor
SIGNED by Michael Siu	)
for and on behalf of China Internet	)
Technology Company Limited	)	/s/ Michael Siu
Signature

The Purchaser
SIGNED by Zhao Chang Shan	)
for and on behalf of Beijing Holdings	)
Limited:	)	/s/ Zhao Chang Shan
Signature